                                              OppenheimerFunds, Inc.
                                            Two World Financial Center
                                          225 Liberty Street, 11th Floor
                                           New York, New York 10281-1008

November 6, 2008

The Board of Trustees
Oppenheimer Target Distribution & Growth Fund
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

     OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 5,263.158 Class A shares,  52.632 Class C shares,  52.632 Class N shares and 52.632 Class Y shares of Oppenheimer  Target  Distribution  &  Growth Fund (the "Fund"),  at a net
asset value per share of $19.00 for such class, for an aggregate  purchase price of $103,000.

     In connection with such purchase, OFI represents that such purchase is made for  investment  purposes by OFI without any present  intention  of redeeming or selling such shares.

                                           Very truly yours,

                                           OppenheimerFunds, Inc.

                                           By: /s/ John V. Murphy
                                               ____________________________
                                           John V. Murphy, Chairman,
                                           Chief Executive Officer and Director